Exhibit 99.1

Central Garden & Pet Announces Q3 Fiscal 2022 Results

Q3 fiscal 2022 net sales of $1,015 million

Q3 fiscal 2022 diluted GAAP EPS of $1.39

Maintains outlook for fiscal 2022 diluted GAAP EPS at or above prior year

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 3, 2022--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”), a market leader in the Garden and Pet industries, today announced financial results for its fiscal 2022 third quarter ended June 25, 2022.

“In the face of a challenging environment, Central delivered third quarter EPS two cents above the prior year quarter,” said Tim Cofer, CEO of Central Garden & Pet. “Despite softness in the garden segment due to unfavorable weather, evolving consumer behavior, reduced foot traffic and changing retailer inventory expectations, our team continued to execute well during the quarter. We remain confident in our Central to Home strategy and will make purposeful investments to capture opportunities in the pet and garden industries that will drive profitable long-term growth.”

Third Quarter Fiscal 2022 Financial Results

Net sales decreased 2% to $1,015 million compared to $1,037 million a year ago primarily due to softness in the garden segment. Organic net sales decreased 5% compared to the prior year quarter.

Gross margin of 30.3% was 60 basis points below prior year, as pricing and productivity improvements were more than offset by cost inflation in commodities, freight and labor, and unfavorable product mix.

Operating income of $114 million grew 1% compared to $113 million in the prior year. Operating margin increased 30 basis points to 11.2% despite continued inflation and heightened investment spending.

Net interest expense was $14 million compared to $13 million a year ago.

The Company's net income was $75 million, a decrease of 1% from $76 million a year ago. Diluted GAAP earnings per share for the quarter increased $0.02 to $1.39 from $1.37 in the prior year quarter. Adjusted EBITDA of $141 million was in line with $141 million a year ago.

The Company’s effective tax rate was 23.7% compared to 22.5% in the prior year quarter.

Garden Segment Third Quarter Fiscal 2022 Results

Net sales for the Garden segment decreased 4% to $511 million from $529 million a year ago as contributions from the Company's fourth quarter 2021 D&D acquisition were more than offset by a decline in organic sales of 8%. Unfavorable weather impacted the majority of the Company's garden business other than wild bird. On a two-year compound annualized growth rate basis, organic Garden segment sales increased 14% in the third quarter.

Garden segment operating income increased 13% to $76 million driven by the strong performance of recent acquisitions. Operating margin grew 210 basis points to 14.8%, mainly driven by contributions from recent acquisitions and improved pricing, partially offset by inflationary pressures and heightened investment spending. Garden segment adjusted EBITDA increased 9% to $85 million from $78 million in the prior year quarter.

Pet Segment Third Quarter Fiscal 2022 Results

Net sales for the Pet segment of $505 million were largely in line with prior year sales of $508 million, with notable contributions from the Company's dog & cat treats and toys and outdoor cushion businesses, offset by reduced sales of pet beds primarily due to SKU rationalization.

Pet segment operating income decreased 12% to $63 million, and operating margin declined 160 basis points to 12.4%. Pet segment adjusted EBITDA decreased 9% to $72 million from $80 million a year ago, largely driven by inflationary headwinds and heightened investment spending, partially offset by improved pricing.

Additional Information

The Company's cash balance at the end of the quarter was $196 million compared to $517 million a year ago.

Cash provided by operations during the quarter was $190 million compared to $299 million a year ago. The decrease in cash provided by operations was primarily due to changes in working capital driven in part by management's decision to maintain adequate inventory levels to combat a challenged supply chain as well as higher cost of inventory in this inflationary environment.

Total debt was $1.2 billion as of June 25, 2022 and June 26, 2021. The Company's leverage ratio(1) was 2.9x at the end of the third quarter and at the end of the prior year quarter. The Company repurchased approximately 542 thousand shares or $22.1 million of its stock during the quarter.

Fiscal 2022 Guidance

As indicated in our press release dated June 22, 2022, the Company expects fiscal 2022 GAAP EPS to be at or above prior year. The outlook takes into account increasing costs for commodities and freight, exacerbated by the current geopolitical environment, labor and a return to more normalized consumer demand patterns following extraordinary demand spanning two fiscal years. This guidance further includes anticipated pricing actions across the Company's portfolio as well as investments in capacity expansion, brand building, consumer insights, innovation and eCommerce to drive sustainable growth. This outlook does not include the impact of acquisitions that may close during fiscal 2022.

Conference Call

The Company's senior management will host a conference call today at 4:30 p.m. Eastern Time | 1:30 p.m. Pacific Time to discuss the Company's third quarter fiscal 2022 results. The conference call and related materials can be accessed at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international).

(1) Calculated using adjusted EBITDA as per the Company’s credit agreement, filed with the SEC on December 21, 2021.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2021 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. For additional information about Central, please visit www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased levels of investment to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, the accretive expectations for recent acquisitions, a return to more normalized consumer demand patterns, in addition to resuming more normal levels of travel, and their impact on future growth, and earnings guidance for fiscal 2022, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  rising inflation, a potential recession and other adverse macro-economic conditions;
  fluctuations in market prices for seeds and grains and other raw materials;
  our inability to pass through cost increases in a timely manner;
  fluctuations in energy prices, fuel and related petrochemical costs;
  declines in consumer spending and increased inventory risk during economic downturns;
  our ability to successfully manage the continuing impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic, including the potential for reduced orders as retailers work through excess inventory;
  adverse weather conditions;
  the success of our Central to Home strategy;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  supply chain delays and disruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  seasonality and fluctuations in our operating results and cash flow;

  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  consolidation trends in the retail industry;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  impacts of tariffs or a trade war;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to recruit and retain new members of our management team to support our growing businesses and to hire and retain employees;
  our inability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended June 25, 2022, so all financial results are preliminary and subject to change.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts, unaudited)

ASSETS	June 25, 2022	June 26, 2021	September 25, 2021
Current assets:
Cash and cash equivalents	$195,791	$517,052	$426,422
Restricted cash	12,676	11,679	13,100
Accounts receivable (less allowances of $28,106, $30,506 and $29,219)	505,896	494,432	385,384
Inventories, net	882,522	626,635	685,237
Prepaid expenses and other	36,359	32,955	33,514
Total current assets	1,633,244	1,682,753	1,543,657
Plant, property and equipment, net	390,326	306,229	328,571
Goodwill	511,973	289,955	369,391
Other intangible assets, net	490,959	125,069	134,431
Operating lease right-of-use assets	193,627	149,628	165,602
Other assets	125,797	569,870	575,028
Total	$3,345,926	$3,123,504	$3,116,680

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$241,093	$237,050	$245,542
Accrued expenses	228,882	234,314	234,965
Current lease liabilities	45,860	39,557	40,731
Current portion of long-term debt	352	86	1,081
Total current liabilities	516,187	511,007	522,319

Long-term debt	1,185,842	1,183,591	1,184,683
Long-term lease liabilities	155,002	115,178	130,125
Deferred income taxes and other long-term obligations	136,490	71,783	56,012

Equity:
Common stock, $0.01 par value: 11,322,012, 11,336,358 and 11,335,658 shares outstanding at June 25, 2022, June 26, 2021 and September 25, 2021	113	113	113
Class A common stock, $0.01 par value: 41,745,551, 42,726,118 and 42,282,922 shares outstanding at June 25, 2022, June 26, 2021 and September 25, 2021	417	427	423
Class B stock, $0.01 par value: 1,612,374, 1,612,374 and 1,612,374 at June 25, 2022, June 26, 2021 and September 25, 2021	16	16	16
Additional paid-in capital	581,060	576,104	576,446
Retained earnings	771,341	665,534	646,082
Accumulated other comprehensive loss	(1,924)	(1,831)	(831)
Total Central Garden & Pet Company shareholders’ equity	1,351,023	1,240,363	1,222,249
Noncontrolling interest	1,382	1,582	1,292
Total equity	1,352,405	1,241,945	1,223,541
Total	$3,345,926	$3,123,504	$3,116,680

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Net sales	$1,015,378	$1,037,075	$2,631,146	$2,564,557
Cost of goods sold	707,752	716,765	1,838,532	1,806,427
Gross profit	307,626	320,310	792,614	758,130
Selling, general and administrative expenses	193,547	207,069	545,476	513,239
Operating income	114,079	113,241	247,138	244,891
Interest expense	(14,422)	(13,131)	(43,633)	(44,328)
Interest income	87	45	188	322
Other (expense) income	(759)	(1,086)	(1,337)	370
Income before income taxes and noncontrolling interest	98,985	99,069	202,356	201,255
Income tax expense	23,430	22,315	47,319	45,260
Income including noncontrolling interest	75,555	76,754	155,037	155,995
Net income attributable to noncontrolling interest	135	568	895	1,242
Net income attributable to Central Garden & Pet Company	$75,420	$76,186	$154,142	$154,753
Net income per share attributable to Central Garden & Pet Company:
Basic	$1.42	$1.41	$2.89	$2.87
Diluted	$1.39	$1.37	$2.82	$2.80
Weighted average shares used in the computation of net income per share:
Basic	53,237	53,976	53,392	53,882
Diluted	54,329	55,658	54,658	55,236

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)

	Nine Months Ended
	June 25, 2022	June 26, 2021
Cash flows from operating activities:
Net income	$155,037	$155,995
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	58,333	52,759
Amortization of deferred financing costs	1,982	1,577
Non-cash lease expense	36,042	29,914
Stock-based compensation	18,879	17,040
Debt extinguishment costs	169	8,577
Loss on sale of business	—	2,611
Deferred income taxes	8,199	6,992
(Gain) loss on sale of property and equipment	(53)	62
Other	7	2,083
Change in assets and liabilities (excluding businesses acquired):
Accounts receivable	(121,392)	(49,099)
Inventories	(198,360)	(85,382)
Prepaid expenses and other assets	1,383	33,571
Accounts payable	(1,679)	21,862
Accrued expenses	(7,072)	10,102
Other long-term obligations	236	(640)
Operating lease liabilities	(34,108)	(29,402)
Net cash (used) provided by operating activities	(82,397)	178,622
Cash flows from investing activities:
Additions to plant, property and equipment	(98,553)	(57,047)
Payments to acquire companies, net of cash acquired	—	(733,614)
Proceeds from the sale of business	—	2,400
Investments	(2,318)	—
Other investing activities	40	(633)
Net cash used in investing activities	(100,831)	(788,894)
Cash flows from financing activities:
Repayments of long-term debt	(992)	(400,072)
Proceeds from issuance of long-term debt	—	900,000
Borrowings under revolving line of credit	—	858,000
Repayments under revolving line of credit	—	(858,000)
Premium paid on extinguishment of debt	—	(6,124)
Repurchase of common stock, including shares surrendered for tax withholding	(41,834)	(7,811)
Payment of contingent consideration liability	(196)	(254)
Distribution to noncontrolling interest	(806)	(531)
Payment of financing costs	(2,410)	(14,109)
Net cash (used) provided by financing activities	(46,238)	471,099
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,589)	1,507
Net decrease in cash, cash equivalents and restricted cash	(231,055)	(137,666)
Cash, cash equivalents and restricted cash at beginning of period	439,522	666,397
Cash, cash equivalents and restricted cash at end of period	$208,467	$528,731
Supplemental information:
Cash paid for interest	$48,902	$33,933
Cash paid for taxes	$31,406	$52,162
New operating lease right of use assets	$64,504	$63,503

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net income and diluted net income per share, adjusted EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense, depreciation and amortization and stock-based compensation (or operating income plus depreciation and amortization and stock-based compensation expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

  During the first quarter of fiscal 2021, we issued $500 million aggregate principal amount of 4.125% senior notes due October 2030. We used a portion of the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs. These amounts are included in Interest expense in the condensed consolidated statements of operations.
  During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder’s Choice business unit after concluding it was not a strategic business for our Pet segment.

		GAAP to Non-GAAP Reconciliation
		For the Three Months Ended		For the Nine Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
		(in thousands, except per share amounts)
GAAP net income attributable to Central Garden & Pet Company		$75,420	$76,186	$154,142	$154,753
Incremental expenses from note redemption and issuance	(1)	—	—	—	9,952
Loss on sale of business	(2)	—	—	—	2,611
Tax effect of incremental redemption expenses and loss on sale		—	—	—	(2,825)
Non-GAAP net income attributable to Central Garden & Pet Company		$75,420	$76,186	$154,142	$164,491
GAAP diluted net income per share		$1.39	$1.37	$2.82	$2.80
Non-GAAP diluted net income per share		$1.39	$1.37	$2.82	$2.98
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,329	55,658	54,658	55,236

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

Consolidated	GAAP to Non-GAAP Reconciliation
	For Three Months Ended June 25, 2022					For the Nine Months Ended June 25, 2022
	Net sales (GAAP)		Effect of acquisition & divestitures on increase in net sales	Net sales organic		Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q3 FY 22	$1,015.4		$25.1	$990.3		$2,631.1	$146.9	$2,484.2
Q3 FY 21	1,037.1		—	1,037.1		2,564.6	3.9	2,560.7
$ increase (decrease)	$(21.7)			$(46.8)		$66.5		$(76.5)
% increase (decrease)	(2.1	) %		(4.5	) %	2.6%		(3.0	) %
Pet	GAAP to Non-GAAP Reconciliation
	For Three Months Ended June 25, 2022					For the Nine Months Ended June 25, 2022
	Net sales (GAAP)		Effect of acquisition & divestitures on increase in net sales	Net sales organic		Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q3 FY 22	$504.8		$—	$504.8		$1,438.4	$—	$1,438.4
Q3 FY 21	507.8		—	507.8		1,436.2	3.9	1,432.3
$ increase	$(3.0)			$(3.0)		$2.2		$6.1
% increase	(0.6	) %		(0.6	) %	0.2%		0.4%

Garden	GAAP to Non-GAAP Reconciliation
	For Three Months Ended June 25, 2022					For the Nine Months Ended June 25, 2022
	Net sales (GAAP)		Effect of acquisition & divestitures on increase in net sales	Net sales organic		Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q3 FY 22	$510.6		$25.1	$485.5		$1,192.7	$146.9	$1,045.8
Q3 FY 21	529.3		—	529.3		1,128.4	—	1,128.4
$ increase (decrease)	$(18.7)			$(43.8)		$64.3		$(82.6)
% increase (decrease)	(3.5	) %		(8.3	) %	5.7%		(7.3	) %
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended June 25, 2022
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$75,420
Interest expense, net	—	—	—	14,335
Other expense	—	—	—	759
Income tax expense	—	—	—	23,430
Net income attributable to noncontrolling interest	—	—	—	135
Sum of items below operating income	—	—	—	38,659
Income (loss) from operations	$75,564	$62,616	$(24,101)	$114,079
Depreciation & amortization	9,118	9,791	975	19,884
Noncash stock-based compensation	—	—	7,400	7,400
Adjusted EBITDA	$84,682	$72,407	$(15,726)	$141,363
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended June 26, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$76,186
Interest expense, net	—	—	—	13,086
Other expense	—	—	—	1,086
Income tax expense	—	—	—	22,315
Net income attributable to noncontrolling interest	—	—	—	568
Sum of items below operating income	—	—	—	37,055
Income (loss) from operations	$67,037	$71,021	$(24,817)	$113,241
Depreciation & amortization	10,808	8,960	1,222	20,990
Noncash stock-based compensation	—	—	6,646	6,646
Adjusted EBITDA	$77,845	$79,981	$(16,949)	$140,877

Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Nine Months Ended June 25, 2022
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$154,142
Interest expense, net	—	—	—	43,445
Other expense	—	—	—	1,337
Income tax expense	—	—	—	47,319
Net income attributable to noncontrolling interest	—	—	—	895
Sum of items below operating income	—	—	—	92,996
Income (loss) from operations	$152,132	$168,512	$(73,506)	$247,138
Depreciation & amortization	26,457	28,879	2,997	58,333
Noncash stock-based compensation	—	—	18,879	18,879
Adjusted EBITDA	$178,589	$197,391	$(51,630)	$324,350
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Nine Months Ended June 26, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$154,753
Interest expense, net	—	—	—	44,006
Other income	—	—	—	(370)
Income tax expense	—	—	—	45,260
Net income attributable to noncontrolling interest	—	—	—	1,242
Sum of items below operating income	—	—	—	90,138
Income (loss) from operations	$137,650	$176,604	$(69,363)	$244,891
Depreciation & amortization	22,250	26,927	3,582	52,759
Noncash stock-based compensation	—	—	17,040	17,040
Adjusted EBITDA	$159,900	$203,531	$(48,741)	$314,690

Contacts

Investor Relations Contact
Friederike Edelmann
VP, Investor Relations
(925) 412-6726
fedelmann@central.com